As filed with the Securities and Exchange Commission on October 8, 2008

Registration No.         -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT ON

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

TRC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0853807
(State or other jurisdiction of Incorporation)	(I.R.S. Employer I.D. number)

21 Griffin Road North

 Windsor, Connecticut 06095

(860) 298-9692

(Address and telephone number of Registrant’s principal executive offices)

2007 EQUITY INCENTIVE PLAN

(Full Title of Plan)

Martin H. Dodd

Senior Vice President and General Counsel

21 Griffin Road North

Windsor, Connecticut 06095

(860) 298-9692

(Address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 Par Value Per Share	1,500,000	(1)	$2.90	(2)	$4,350,000	$170.95	(3)

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2007 Equity Incentive Plan pursuant to stock splits, stock dividends, and similar transactions.

(2)

Based upon the average of the high and low sale prices reported by the New York Stock Exchange on October 7, 2008 and estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)

For purposes of calculating the registration fee, the maximum offering price per share has been estimated at $2.90 with respect to 1,500,000 shares of common stock to be registered at prices computed on the basis of fluctuating market prices pursuant to Rule 457(c) under the Securities Act.

PART I

The document(s) containing information specified in this Part I of this Form S-8 Registration Statement (the “Registration Statement”) has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) will not be filed with the Commission either as part of this Registration Statement or a prospectus or prospectus supplement pursuant to Rule 424.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the 2007 Equity Incentive Plan (the “2007 Plan”) of TRC Companies, Inc. (the “Registrant”). The 2007 Plan covers a total of 1,500,000 shares of the Registrant’s common stock, $0.10 par value per share (the “Common Stock”), which may be issued pursuant to the 2007 Plan, subject to vesting and certain other conditions. The 2007 Plan was adopted by the Board of Directors on April 12, 2007 and approved by the stockholders of the Registrant on May 10, 2007. This Registration Statement on Form S-8 is being filed under the Securities Act to register the 1,500,000 shares of Common Stock reserved for issuance pursuant to the 2007 Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission (File No. 001-09947) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including all material incorporated by reference therein, filed on September 29, 2008;

(ii)	The Registrant’s Current Reports on Form 8-K filed on September 30, 2008, August 21, 2008, August 20, 2008 and July 7, 2008;

(iii)	The description of the Registrant’s common stock included in its Registration Statement on Form 8-A, as filed with the Commission on June 3, 1988;

(iv)

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; and

(v)	All other reports filed by the Registrant’s pursuant to Section 13(a) or 15(d) of the Exchange Act, since June 30, 2008.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to: TRC Companies, Inc., 21 Griffin Road North Windsor, Connecticut 06095, Attention: Chief Financial Officer, telephone (860) 298-9692.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of the Registrant’s Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement unless the applicable Current Report on Form 8-K states otherwise.

Item 6. Indemnification of Directors and Officers.

The Registrant’s bylaws provide generally for indemnification of its officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware (“DGCL”). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a part by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to suits by or in the right of a corporation.  However, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s stockholders have approved and incorporated provisions in the Registrant’s Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The above discussion of the Registrant’s bylaws and Certificate of Incorporation and of Section 145 of the Delaware General Corporation is not intended to be exhaustive and is qualified in its entirety by such bylaws, Certificate of Incorporation and statute.

Item 8. Exhibits

Exhibits	Description of Document
4.1	Restated Certificate of Incorporation, dated November 18, 1994, incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended June 30, 1995.

4.2	Bylaws of the Registrant, as amended, incorporated by reference to the Registrant’s Form S-1 filed on April 16, 1986, Registration No. 33-4896.

4.3	TRC Companies, Inc. 2007 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement dated April 16, 2007.

5	Opinion of Martin H. Dodd (1)

23.1	Consent of Deloitte & Touche LLP (1)

24.1	Power of Attorney (included in signature pages hereto)

(1)	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, County of Hartford, State of Connecticut on the 8th day of October, 2008.

TRC COMPANIES, INC.

By:	/s/ Thomas W. Bennet, Jr.

Thomas W. Bennet, Jr.
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, each of Christopher P. Vincze and Thomas W. Bennet, Jr. individually, with full power to act alone, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Christopher P. Vincze	Chairman of the Board and	October 8, 2008
Christopher P. Vincze	Chief Executive Officer

/s/ Sherwood L. Boehlert	Director	October 8, 2008
Sherwood L. Boehlert

/s/ Friedrich K.M. Bohm	Director	October 8, 2008
Friedrich K.M. Bohm

/s/ F. Thomas Casey	Director	October 8, 2008
F. Thomas Casey

/s/ Stephen M. Duff	Director	October 8, 2008
Stephen M. Duff

/s/ Robert W. Harvey	Director	October 8, 2008
Robert W. Harvey

/s/ J. Jeffrey McNealey	Director	October 8, 2008
J. Jeffrey McNealey

/s/ Thomas W. Bennet, Jr.	Senior Vice President and	October 8, 2008
Thomas W. Bennet, Jr.	Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description of Document
4.1	Restated Certificate of Incorporation, dated November 18, 1994, incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended June 30, 1995.

4.2	Bylaws of the Registrant, as amended, incorporated by reference to the Registrant’s Form S-1 filed on April 16, 1986, Registration No. 33-4896.

4.3	TRC Companies, Inc. 2007 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement dated April 16, 2007.

5	Opinion of Martin H. Dodd(1)

23.1	Consent of Deloitte & Touche LLP (1)

24.1	Power of Attorney (included in signature pages hereto)

(1)	Filed herewith.